Exhibit 99.1

Erie Indemnity Reauthorizes Share Repurchase Plan

Erie, Pa., February 22, 2006 — At its regularly scheduled meeting held on February 21, 2006, the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) approved reauthorization of a $250 million stock repurchase program. The reauthorized stock repurchase program becomes effective immediately after the available funds from the current repurchase program are expended. As of the date of this release, approximately $56 million of the original $250 million remains from the current repurchase program, which was scheduled to conclude December 31, 2006. Under the newly-approved program, the Company may repurchase up to $250 million of its outstanding Class A common stock through December 31, 2009. The Company may repurchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company’s capital.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 23rd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

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